CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8, No.33-60530 and Form S-3, No. 3-44164) pertaining to the 1992 Incentive Stock Plan and the Dividend Reinvestment Plan of S&T Bancorp, Inc. and subsidiaries, respectively, and in the related Prospectuses of our report dated January 17, 1997, with respect to the consolidated financial statements of S&T Bancorp, Inc. and subsidiaries incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1996.


Pittsburgh, Pennsylvania
March 13, 1997